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                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                            3333 HOLDING CORPORATION,

                               CENTEX CORPORATION,

                                       AND

                             3333 ACQUISITION CORP.

                          DATED AS OF NOVEMBER 17, 2003

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                                TABLE OF CONTENTS

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ARTICLE I The Merger................................................................................    2

   SECTION 1.1      The Merger......................................................................    2
   SECTION 1.2      Closing.........................................................................    2
   SECTION 1.3      Effective Time..................................................................    2
   SECTION 1.4      Effects of the Merger...........................................................    2
   SECTION 1.5      Articles of Incorporation; By-laws..............................................    3
   SECTION 1.6      Directors.......................................................................    3
   SECTION 1.7      Officers........................................................................    3
   SECTION 1.8      Effect on Capital Stock.........................................................    3
   SECTION 1.9      Cancellation of Centex Warrants.................................................    4
   SECTION 1.10     Further Assistance..............................................................    4
   SECTION 1.11     Approval and Recommendation of the Board........................................    5

ARTICLE II Proxy Statement; Stockholders' Meeting...................................................    5

   SECTION 2.1      Proxy Statement.................................................................    5
   SECTION 2.2      Stockholders' Meeting...........................................................    6

ARTICLE III No Dissenters' Rights; Payment for Common Stock; Related Matters........................    7

   SECTION 3.1      No Dissenters' Rights...........................................................    7
   SECTION 3.2      Payment for Shares..............................................................    7

ARTICLE IV Representations and Warranties of the Company............................................    7

   SECTION 4.1      Corporate Existence and Power...................................................    7
   SECTION 4.2      Corporate Authorization; Approvals..............................................    8
   SECTION 4.3      Governmental Authorization......................................................    8
   SECTION 4.4      Non-Contravention...............................................................    8
   SECTION 4.5      Capitalization..................................................................    9
   SECTION 4.6      Subsidiaries....................................................................   10
   SECTION 4.7      Past SEC Documents; Undisclosed Liabilities.....................................   11
   SECTION 4.8      Disclosure Statements...........................................................   11
   SECTION 4.9      Absence of Certain Changes......................................................   11
   SECTION 4.10     Litigation......................................................................   12
   SECTION 4.11     [reserved]......................................................................   12
   SECTION 4.12     Compliance with Laws; Licenses, Permits and Registrations.......................   12
   SECTION 4.13     Contracts.......................................................................   12
   SECTION 4.14     Properties......................................................................   13
   SECTION 4.15     Required Vote; Board Approval...................................................   13
   SECTION 4.16     [reserved]......................................................................   13
   SECTION 4.17     Finders' Fees...................................................................   13
   SECTION 4.18     Opinion of the Company Financial Advisor........................................   13
   SECTION 4.19     [reserved]......................................................................   14

ARTICLE V Representations and Warranties of Centex and Acquirer.....................................   14

   SECTION 5.1      Corporate Existence and Power...................................................   14
   SECTION 5.2      Corporate Authorization; Approvals..............................................   14
   SECTION 5.3      Governmental Authorization......................................................   14
   SECTION 5.4      Non-Contravention...............................................................   15
   SECTION 5.5      Information in Securities Filings...............................................   15
   SECTION 5.6      Finders' Fees...................................................................   15

ARTICLE VI Covenants................................................................................   15

   SECTION 6.1      Conduct of Business of the Company..............................................   15
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   SECTION 6.2      Indemnification and Insurance...................................................   16
   SECTION 6.3      Other Proposals.................................................................   17
   SECTION 6.4      Public Announcements............................................................   19

ARTICLE VII Conditions to Consummation of the Merger................................................   20

   SECTION 7.1      Conditions to Each Party's Obligation...........................................   20
   SECTION 7.2      Conditions to Acquirer's and Centex's Obligation................................   20
   SECTION 7.3      Conditions to the Company's Obligation..........................................   21

ARTICLE VIII Termination; Amendment; Waiver.........................................................   21

   SECTION 8.1      Termination.....................................................................   21
   SECTION 8.2      Effect of Termination...........................................................   22
   SECTION 8.3      Amendment.......................................................................   23
   SECTION 8.4      Extension; Waiver...............................................................   23

ARTICLE IX Miscellaneous............................................................................   23

   SECTION 9.1      Nonsurvival of Representations, Warranties and Agreements.......................   23
   SECTION 9.2      Entire Agreement; Assignment....................................................   23
   SECTION 9.3      Validity........................................................................   24
   SECTION 9.4      Notices.........................................................................   24
   SECTION 9.5      Defined Terms...................................................................   25
   SECTION 9.6      Governing Law...................................................................   26
   SECTION 9.7      Descriptive Headings............................................................   26
   SECTION 9.8      Parties in Interest.............................................................   26
   SECTION 9.9      Counterparts....................................................................   27
   SECTION 9.10     Expenses........................................................................   27
   SECTION 9.11     Specific Performance............................................................   27
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                          AGREEMENT AND PLAN OF MERGER

         This AGREEMENT AND PLAN OF MERGER, dated as of November 17, 2003 (this "AGREEMENT"), is entered into by and among 3333 HOLDING CORPORATION, a Nevada corporation (the "COMPANY"), CENTEX CORPORATION, a Nevada corporation ("CENTEX"), and 3333 ACQUISITION CORP., a Nevada corporation and a wholly-owned subsidiary of Centex ("ACQUIRER").

                                 R E C I T A L S

         A. The holders of Centex common stock, par value $.25 per share (the "CENTEX COMMON STOCK"), collectively (i) through their ownership of Centex Common Stock, beneficially own all of the issued and outstanding shares of common stock, par value $.01 per share, of Acquirer, and (ii) through a nominee arrangement with Mellon Investor Services LLC ("NOMINEE"), beneficially own all of the shares of common stock, par value $.01 per share ("COMMON STOCK"), of the Company.

         B. Centex and the Company desire that Acquirer be merged with and into the Company (the "MERGER"), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Nevada Revised Statutes, as amended (the "NRS"), pursuant to which the Common Stock will be canceled and the beneficial interest in the Common Stock will be converted into the right to receive the Merger Consideration (as defined in Section 1.8(d) below).

         C. A special committee of the Board of Directors of the Company (the "SPECIAL COMMITTEE") and the Board of Directors of the Company have received the opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (the "COMPANY FINANCIAL ADVISOR"), dated as of November 17, 2003 (the "FAIRNESS OPINION") to the effect that, based on, and subject to, the various assumptions and qualifications set forth therein, as of the date of such opinion, the Transaction (as defined in Schedule 1), including the Merger Consideration (as defined in Section 1.8(d) below) to be received by the Company's stockholders pursuant to the Merger, is fair from a financial point of view to such holders.

         D. The Special Committee has, based in part on the determination of the Company Financial Advisor, approved this Agreement, determined and declared that this Agreement, the Merger and the transactions contemplated hereby are fair to, advisable, and in the best interests of, the Company's stockholders and has recommended approval of the Merger and adoption of the Agreement by the Board of Directors and the stockholders of the Company.

         E. The Board of Directors of the Company has, based in part on the determination of the Special Committee, (i) determined and declared that this Agreement, the Merger and the transactions contemplated hereby are fair to, advisable and in the best interests of, the Company and its stockholders, (ii) approved this Agreement and, subject to obtaining the approval of the stockholders of the Company as required under applicable law, the Merger, and
(iii) has determined to submit this Agreement to the stockholders of the Company for approval.

         F. The affirmative vote of the holders of a majority of the beneficial interest in the shares of Common Stock outstanding and entitled to vote at the Stockholders' Meeting (as defined in Section 2.2 below) is required to adopt this Agreement for the Merger.

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         G.       The Board of Directors of the Company has directed that this
Agreement be submitted to the stockholders of the Company at the Stockholders' Meeting (as defined in Section 2.2 below).

         H. The Board of Directors of Acquirer has (i) determined that this Agreement and the Merger are fair to and in the best interests of Acquirer and its sole stockholder, and (ii) approved this Agreement and adopted the Merger as set forth herein.

         I. The sole stockholder of Acquirer has approved this Agreement and the Merger by written consent of such sole stockholder.

         J. Centex, Acquirer and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

         NOW, THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I
                                   THE MERGER

         SECTION 1.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the applicable provisions of the NRS, Acquirer shall be merged with and into the Company. The Company shall continue as the surviving corporation (the "SURVIVING CORPORATION") in the Merger and the separate corporate existence of Acquirer shall cease (Acquirer and the Company are sometimes referred to herein as the "CONSTITUENT CORPORATIONS").

         SECTION 1.2 Closing. Unless this Agreement has been terminated and the transactions herein contemplated have been abandoned pursuant to Article VIII, and subject to the satisfaction or waiver of the conditions set forth in Article VII, the closing of the Merger (the "CLOSING") will take place at 12:00 p.m. on the first business day after satisfaction or waiver of the conditions set forth in Article VII (the "CLOSING DATE"), at the offices of Thompson & Knight LLP, 1700 Pacific Ave., Suite 3300, Dallas, Texas, unless another date, time or place is agreed to by the parties hereto, but in no event later than March 31, 2004.

         SECTION 1.3 Effective Time. On the Closing Date, the Surviving Corporation shall file articles of merger (the "ARTICLES OF MERGER") executed in accordance with the NRS, with the Secretary of State of the State of Nevada (the "SECRETARY"), and the Merger shall become effective at 8:59 p.m. Pacific Time on the date the Articles of Merger are accepted for filing by the Secretary or at such other time as is specified in the Articles of Merger to which Acquirer and the Company shall have agreed (the time the Merger becomes effective being the "EFFECTIVE TIME").

         SECTION 1.4 Effects of the Merger. The Merger shall have the effects set forth in the Section 92A.250 of the NRS and all other effects specified in the applicable provisions of the NRS, including, without limitation, that at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Acquirer shall vest in the Surviving

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Corporation, and all debts, liabilities and duties of the Company and Acquirer shall become the debts, liabilities and duties of the Surviving Corporation.

         SECTION 1.5 Articles of Incorporation; By-laws.

         (a) The articles of incorporation of Acquirer, as in effect immediately prior to the Effective Time, shall become the articles of incorporation of the Surviving Corporation, except that the name of the Surviving Corporation shall remain the name of the Company and, as so amended, until thereafter further amended as provided therein and under the NRS, it shall be the articles of incorporation of the Surviving Corporation following the Merger.

         (b) The by-laws of Acquirer as in effect at the Effective Time shall be the by-laws of Surviving Corporation following the Merger until thereafter changed or amended as provided therein and under the NRS.

         SECTION 1.6 Directors. At the Effective Time, each of the directors of the Company shall resign from their respective positions on the Boards of Directors of the Company and any of its Subsidiaries. The directors of Acquirer immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified as the case may be.

         A "SUBSIDIARY" of any person means another person if the first person or a subsidiary thereof owns an amount of the voting securities, other voting ownership or voting partnership interests which is sufficient to elect at least a majority of its Board of Directors (or other governing body) of such person or, if there are no such voting interests, if the first person or a subsidiary thereof owns 50% or more of the equity interests of such person. Notwithstanding anything in this Agreement to the contrary, any representation or warranty of the Company with respect to Centex Development Company UK Limited and its Subsidiaries (which Centex acknowledges are managed by Centex Homes, an affiliate of Centex, pursuant to a Management Agreement dated as of April 1, 2001 between CDC (as defined in Section 1.8(b)) and Centex Homes) is limited to the Knowledge of the Company.

         As used in this Agreement, the term "KNOWLEDGE" when referring to the Company or any Subsidiary of the Company means the actual knowledge of the Company's current officers and directors without the conduct by any such person of any independent investigation.

         SECTION 1.7 Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, all such officers to hold office from the Effective Time until the earlier of their resignation or removal or until their respective successors are duly elected and qualified as the case may be.

         SECTION 1.8 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of Acquirer, the Company, the Surviving Corporation or the holder of any shares of the Common Stock or any shares of capital stock of Acquirer:

         (a) Capital Stock of Acquirer. Each share of common stock of Acquirer issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of the common stock, par value $.01 per share, of the Surviving Corporation.

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         (b) Termination of Nominee Agreement. Pursuant to Section 8.3 of the
Nominee Agreement dated November 30, 1987 by and between Centex, the Company, Centex Development Company, L.P. ("CDC") and First RepublicBank Dallas, National Association, as initial Nominee, as amended by the contemplated amendment (the "NOMINEE AGREEMENT"), subject to and upon the approval by the stockholders of Centex, which approval will be sought at the Stockholders' Meeting (as defined in Section 2.2 below), and the consummation of the Merger and the CDC Merger (as defined in Section 7.1(c) below), the Nominee Agreement will be terminated and canceled in all respects without effectuation of the Detachment (as defined in the Nominee Agreement) of the Deposited Securities (as defined in the Nominee Agreement).

         (c) Cancellation of Company Treasury Stock. Each share of the Common Stock that is owned by the Company or by any Subsidiary of the Company, if any, shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

         (d) Conversion of Common Stock. Each share of Common Stock issued and outstanding immediately prior to the Effective Time, other than shares to be canceled in accordance with Section 1.8(c), shall, by virtue of the Merger and without any action on the part of the Nominee or the beneficial holders thereof, be converted into the right to receive from the Surviving Corporation, and Centex shall cause the Surviving Corporation to pay pursuant to this Agreement, without interest, consideration equal to an amount that provides to each holder of a beneficial interest in the Common Stock $.01 in cash per share of Centex Common Stock held by such holder at the Effective Time (the "MERGER CONSIDERATION"), less any required tax withholding. At the Effective Time, all such shares of the Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each beneficial owner of a certificate representing any such shares of the Common Stock, held by the Nominee on behalf of such beneficial owners, shall, to the extent such certificate represents such shares, cease to have any rights with respect thereto, except the right to receive the Merger Consideration applicable thereto, without interest, in accordance with Section 3.2.

         As used in this Agreement the term "MERGER CONSIDERATION" shall mean the per share amount in reference to the consideration designated on a per share basis and, as the context otherwise requires, shall refer to the aggregate consideration represented by the per share amount multiplied by the total number of shares of Centex Common Stock then outstanding.

         SECTION 1.9 Cancellation of Centex Warrants. At the Effective Time, the outstanding warrants to purchase 100 shares of Common Stock owned by Centex (subject to adjustment) at an exercise price of $800 per share (subject to adjustment) ("CENTEX WARRANTS"), shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

         SECTION 1.10 Further Assistance. If at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (i) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Constituent Corporations acquired or to be acquired as a result of the Merger or (ii) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees are authorized to execute and deliver, in the name and on behalf of the Constituent Corporations, all such deeds,

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bills of sale, assignments and assurances and do, in the name and on behalf of the Constituent Corporations, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, properties or assets of the Constituent Corporations acquired or to be acquired as a result of the Merger and otherwise to carry out the purpose of this Agreement.

         SECTION 1.11 Approval and Recommendation of the Board. The Company hereby approves of and consents to the Merger and represents that the Board of Directors of the Company (hereafter, the "COMPANY BOARD"), at a meeting duly called and held on November 17, 2003, with Stephen M. Weinberg abstaining because of his joint current employment relationship with Centex Service Company, a wholly owned subsidiary of Centex, adopted resolutions, in accordance with the recommendation of the Special Committee, (i) determining that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company and its stockholders, (ii) approving, adopting and declaring advisable this Agreement and the transactions contemplated hereby and (iii) recommending that the stockholders of the Company vote in favor of the Merger, subject to the Company Board's right to withdraw, modify or amend such recommendation if the Company Board or Special Committee determines in good faith, after receipt of the advice of its outside counsel, that such action is necessary for the Company Board to comply with its fiduciary duties under applicable law. The Company agrees to execute an amendment to the Nominee Agreement, in the form previously provided, that will allow, subject to the affirmative vote of the stockholders of Centex, which approval will be sought at the Stockholders' Meeting (as defined in Section 2.2 below), for the termination of the Nominee Agreement in all respects without effectuation of a Detachment (as defined in the Nominee Agreement) or distribution of the Deposited Securities (as defined in the Nominee Agreement). The Company Financial Advisor has delivered to the Special Committee its Fairness Opinion to the effect that, as of the date of such opinion, the Transaction, including the Merger Consideration, is fair to the Company's stockholders from a financial point of view.

                                   ARTICLE II
                     PROXY STATEMENT; STOCKHOLDERS' MEETING

         SECTION 2.1 Proxy Statement.

         (a) As promptly as practicable after the execution of this Agreement, the Company and Centex shall cooperate (with the cooperation of the Acquirer as needed) and promptly prepare and file with the Securities and Exchange Commission ("SEC") a joint proxy statement relating to the meetings of the Company's and Centex's stockholders to be jointly held where (a) the Centex Stockholders will be asked to (1) approve an amendment to the Restated Articles of Incorporation of Centex to increase the authorized shares of Centex Common Stock, and (2) approve the termination of the Nominee Agreement in order to facilitate the Transaction, and (b) the Company Stockholders will be asked to approve the Transaction, including the Merger and this Agreement (collectively, together with any amendments thereof or supplements thereto, the "PROXY STATEMENT"), with respect to the Merger and any other filings made by or required to be made by the Company or Centex with the SEC other than the Proxy Statement (the "OTHER FILINGS"), if any. The respective parties shall cause the Proxy Statement and any Other Filings to comply as to form in all material respects with the applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "EXCHANGE ACT"), including Regulation 14A, and any other applicable laws. The respective

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parties, after consultation with the other, will use all reasonable efforts to respond to any comments made by the SEC with respect to the Proxy Statement and any Other Filings. Each of Centex, Acquirer and the Company shall furnish to each other all information concerning it and the holders of its capital stock as the other may reasonably request in connection with such actions and the preparation of the Proxy Statement and any Other Filings.

         As promptly as practicable after the clearance of the Proxy Statement by the SEC, the Company and Centex shall mail the Proxy Statement to their stockholders (or, if the SEC chooses not to review the Proxy Statement, within 20 days after the date that the SEC notifies the Company and Centex that it will not review the Proxy Statement, unless otherwise agreed by the Company and Centex). The Proxy Statement shall include the recommendation of the Company Board that adoption of the Merger Agreement by the Company's stockholders is advisable and that the Company Board has determined that the Merger is fair to, and in the best interests of, the Company's stockholders, subject to the Company Board's right to withdraw, modify or amend such recommendation if the Company Board or Special Committee determines in good faith, after receipt of the advice of its outside counsel and the Company Financial Advisor, that such action is necessary for the Company Board to comply with its fiduciary duties under applicable law.

         No amendment or supplement to the Proxy Statement or any Other Filings will be made by the Company without the prior approval of Centex, which approval shall not be unreasonably withheld, delayed or conditioned. The Company will advise Centex or Acquirer, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or any Other Filings or comments thereon and responses thereto or requests by the SEC for additional information.

         (b) Each of the parties agrees to use its reasonable best efforts to cooperate and to provide each other with such information as any of such parties may reasonably request in connection with the preparation of the Proxy Statement and the Other Filings. Each party agrees promptly to supplement, update and correct any information provided by it for use in the Proxy Statement and the Other Filings to the extent that it is or shall have become incomplete, false or misleading. If at any time prior to the Effective Time, any event or circumstance relating to Centex or Acquirer or their respective officers and directors, should be discovered by Centex which should be set forth in an amendment to the Proxy Statement or Other Filings, Centex shall promptly inform the Company. If at any time prior to the Effective Time, any event or circumstance relating to the Company, or its officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Proxy Statement or any Other Filing, the Company shall promptly inform Centex.

         SECTION 2.2 Stockholders' Meeting. Subject to Section 6.3 of this Agreement, and in accordance with the Company's and Centex's respective articles of incorporation and by-laws, the Company and Centex shall call and hold a joint meeting of their stockholders (the "STOCKHOLDERS' MEETING") as promptly as practicable for the purpose of (a) the Centex Stockholders voting to approve (1) an amendment to the Restated Articles of Incorporation of Centex to increase the authorized shares of Centex Common Stock, and (2) the termination of the Nominee Agreement in order to facilitate the series of transactions that includes the Merger, and (b) the Company Stockholders voting to approve the Merger and this Agreement. Subject to Section 6.3 of this Agreement, the Company and Centex shall use their reasonable best efforts to

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hold the Stockholders' Meeting as promptly as practicable after the date on which the Proxy Statement is cleared by the SEC.

                                   ARTICLE III
        NO DISSENTERS' RIGHTS; PAYMENT FOR COMMON STOCK; RELATED MATTERS

         SECTION 3.1 No Dissenters' Rights. Pursuant to the provisions of NRS
Section 92A.390, the holders of Common Stock shall not have any dissenters' rights or rights of appraisal as a result of the Merger and shall be entitled to receive only the Merger Consideration.

         SECTION 3.2 Payment for Shares.

         (a) Prior to the Effective Time, Centex will engage a paying agent (the "PAYING AGENT") for the payment of the Merger Consideration upon consummation of the Merger. Promptly following the Effective Time, Centex shall cause the Surviving Corporation to provide to the Paying Agent cash in an amount sufficient to pay the Merger Consideration pursuant to Section 1.8. All of the fees and expenses of the Paying Agent shall be borne by the Surviving Corporation.

         (b) As soon as practicable after the Effective Time, the Paying Agent shall cause to be delivered to each beneficial holder of Common Stock (as determined by such holder's status as a record holder of Centex Common Stock) immediately prior to the Effective Time a check in the amount to which such holder is entitled, after giving effect to any required tax withholdings.

         (c) No payment of Merger Consideration can be paid to an owner of Common Stock which is not registered in the transfer records of the Company, unless such holder notifies Centex in writing as specified in the Proxy Statement prior to the Effective Time and such notice is accompanied by all documents required by the Company and the transfer agent, as the case may be, to evidence and effect a transfer of ownership in the transfer records of the Company prior to the Effective Time.

         (d) From and after the Effective Time there shall be no transfers on the stock transfer books of the Surviving Corporation of the shares of Common Stock that were outstanding immediately prior to the Effective Time.

         (e) The Merger Consideration paid in accordance with the terms of this
Article III shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to the shares of Common Stock.

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Centex and Acquirer as follows:

         SECTION 4.1 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada, and has corporate power to carry on its business as presently conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes

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such qualification necessary, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Company Material Adverse Effect.

         As used herein, the term "COMPANY MATERIAL ADVERSE EFFECT" shall mean any adverse change, effect, event, occurrence or state of facts (a) affecting the financial condition, business, assets, properties, operations or results of operations of the Company or any of its Subsidiaries which is material to the Company and its Subsidiaries, taken as a whole, or (b) which would prevent or materially impair the Company from consummating the Merger, which has occurred or would reasonably be expected to occur as a result of any such change, effect, event, occurrence or state of facts.

         SECTION 4.2 Corporate Authorization; Approvals. The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to the Company Stockholder Approval (as defined in Section 4.15 below) of this Agreement, as required by applicable law, to consummate the Merger. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger have been duly authorized by all necessary corporate action on the part of the Company, and, except for the Company Stockholder Approval, no other corporate action on the part of the Company is necessary to authorize the consummation of the Merger. This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement constitutes a valid and binding obligation of Centex and Acquirer, this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable or fiduciary principles.

         SECTION 4.3 Governmental Authorization. To the Knowledge of the Company, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger require no action by or in respect of, or filing with, any federal, state or local governmental authority, or any court, administrative or regulatory agency or commission or other governmental authority or agency, (each, a "GOVERNMENTAL ENTITY"), other than, if any, (a) the filing of (i) the Articles of Merger in accordance with the NRS and (ii) appropriate documents with the relevant authorities of other states or jurisdictions in which the Company or any of its Subsidiaries is qualified to do business; (b) compliance with any applicable requirements of the New York Stock Exchange ("NYSE"); (c) compliance with any applicable requirements of the London Stock Exchange ("LSE"); (d) compliance with any applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "SECURITIES ACT"), and the Exchange Act; (e) such as may be required under any applicable state securities or blue sky laws or state takeover laws; and (f) such other consents, approvals, actions, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not, individually or in the aggregate, have a Company Material Adverse Effect (the filings and authorizations referred to in clauses (a) through (f) being referred to collectively as the "COMPANY REQUIRED GOVERNMENTAL CONSENTS").

         SECTION 4.4 Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger do not and will not (a) contravene or conflict with the Company's articles of incorporation, by-laws, (b) assuming that all of the Company Required Governmental Consents are obtained, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company, (c) to the Knowledge of the Company, constitute a default under or give rise to a right of termination, cancellation or acceleration (with or without due notice or lapse of time or both) of any right or obligation of the Company or to a loss of any benefit or status to which the Company is entitled under any provision of any contract or other instrument binding upon the Company (other than any note, mortgage, indenture or loan agreement or similar instrument made or given by the Company or its Subsidiaries) or any license, franchise, permit or other similar authorization held by the Company or (d) to the Knowledge of the Company, result in the creation or imposition of any Lien (as defined below) on any asset of the Company, other than, in the case of each of (b), (c) and (d), any such items that would not, individually or in the aggregate, have a Company Material Adverse Effect.

         As used in this Agreement, "LIEN" means any mortgage, lien, pledge, charge, claim, security interest or encumbrance of any kind; provided, however, that the term "LIEN" shall not include (i) liens for water and sewer charges and current taxes, assessments and other governmental levies, fees or charges not yet due and payable or being contested in good faith, (ii) landlords', mechanics', carriers', workers', repairers', materialmen's, warehousemen's and similar liens, (iii) purchase money liens and liens securing rental payments under capital lease arrangements and (iv) liens or imperfections on property which do not materially detract from the value or the existing use of the property affected by such lien or imperfection.

         SECTION 4.5 Capitalization.

         (a) The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, par value $.01 per share, and no shares of preferred stock. There were, as of the close of business on the date hereof, (i) 1,000 shares of Common Stock issued and outstanding and held by the Nominee for the benefit of the Company's stockholders, and (ii) no shares of Common Stock held in the treasury of the Company. As of the date hereof, there were 100 shares of Common Stock reserved for issuance upon exercise of outstanding Centex Warrants. Except for the Centex Warrants and as described in the preceding sentence, all outstanding shares of the capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the NRS, the Company's articles of incorporation, the Company's by-laws or any contract to which the Company is a party or otherwise bound.

         (b) As of the date hereof, except for the Centex Warrants and as described in Section 4.5(a) herein, there are no outstanding (i) shares of capital stock or other voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company, or obligations of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Common Stock or other capital stock of the Company or any of its Subsidiaries or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary of the Company or other entity, other than loans to Subsidiaries in the ordinary course of business.

         SECTION 4.6 Subsidiaries.

         (a) Each Subsidiary of the Company is an entity duly organized, validly existing and in good standing under the laws of its state or country of organization, and has all powers required to carry on its business as now conducted, except where the failure to be so organized or in such existence or standing or have such powers, individually or in the aggregate, would not have a Company Material Adverse Effect. Each Subsidiary of the Company is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified, individually or in the aggregate, would not have a Company Material Adverse Effect.

         (b) All of the outstanding shares of capital stock of, or other ownership interest in, each Subsidiary of the Company, have been duly authorized and validly issued and all of the outstanding shares of capital stock of each Subsidiary that is a corporation are fully paid and nonassessable. All of the outstanding capital stock or other ownership interest which is owned, directly or indirectly, by the Company in each of its Subsidiaries is owned free and clear of any Lien and, with respect to corporate Subsidiaries, free of any other limitation or restriction, including any limitation or restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interest (other than any of such under the Securities Act or any state or foreign securities laws) (provided that restrictions on these rights with respect to non-corporate subsidiaries would not have a Company Material Adverse Effect). Except for the Centex Warrants and as described in Section 4.5(a) herein, there are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company, (ii) options, warrants or other rights to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any Subsidiary of the Company, or (iii) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding securities of any Subsidiary of the Company or any capital stock of, or other ownership interests in, any Subsidiary of the Company. There are no other persons in which the Company owns, of record or beneficially, any direct or indirect equity or similar interest or any right (contingent or otherwise) to acquire the same.

         (c) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger do not and will not
(a) contravene or conflict with any Subsidiary of the Company's articles of incorporation, by-laws or similar governing document, (b) assuming that all of the Company Required Governmental Consents are obtained, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to any Subsidiary of the Company, (c) to the Knowledge of the Company, constitute a default under or give rise to a right of termination, cancellation or acceleration (with or without due notice or lapse of time or both) of any right or obligation of any Subsidiary of the Company or to a loss of any benefit or status to which any Subsidiary of the Company is entitled under any provision of any contract or other instrument binding upon any Subsidiary of the Company (other than any note, mortgage, indenture or loan agreement or similar instrument given by the Company or its Subsidiaries) or any license, franchise, permit or other similar authorization held by any Subsidiary of the Company or (d) to the Knowledge of the Company, result in the creation or imposition of any Lien on any asset of any Subsidiary of the Company, other than, in the case of each of (b), (c) and (d), any such items that would not, individually or in the aggregate, have a Company Material Adverse Effect.

         SECTION 4.7 Past SEC Documents; Undisclosed Liabilities. The Company has filed, in a timely manner, all reports, filings, registration statements and other documents required to be filed by it with the SEC after January 1, 2000 and prior to the date of this Agreement (collectively, the "PAST SEC DOCUMENTS"). As of its respective filing date or as amended or supplemented prior to the date hereof, each Past SEC Document, to the Knowledge of the Company, complied as to form in all material respects with the applicable requirements of the Securities Act and/or the Exchange Act, as the case may be and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Past SEC Documents, to the Knowledge of the Company, comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the Past SEC Documents filed and publicly available prior to the date hereof, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated Subsidiaries or in the notes thereto and that, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect.

         SECTION 4.8 Disclosure Statements. (a) None of the information provided by the Company for inclusion in the Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time such stockholders vote on adoption of this Agreement and approval of the Merger and at the Effective Time and (b) none of the information provided by the Company for inclusion in any Other Filings or any supplement or amendment thereto, at the time of the filing thereof and at the time of any distribution or dissemination thereof, in each case, will, to the Knowledge of the Company, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading.

         SECTION 4.9 Absence of Certain Changes. Since June 30, 2003, except as otherwise expressly contemplated by this Agreement as disclosed or provided for in the Past SEC Documents, to the Knowledge of the Company, the Company and its Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been any damage, destruction or other casualty loss (whether or not covered by insurance) or any action, event, occurrence, development or state of circumstances or facts that, individually or in the aggregate, would have a Company Material Adverse Effect. Since June 30, 2003, to the Company's Knowledge, neither the Company nor any of its Subsidiaries has taken any action other than in the ordinary course of business which, if taken after the date hereof, would constitute a breach of any provision set forth in Section 6.1 hereof, except as disclosed or provided for in the Past SEC Documents.

         SECTION 4.10 Litigation. As of the date of this Agreement except as disclosed or provided for in the Past SEC Documents, (a) to the Knowledge of the Company, there are no pending or threatened actions, suits, claims, litigation or other governmental or judicial proceedings or investigations or arbitrations ("PROCEEDINGS") against the Company, its Subsidiaries or any of their respective properties, assets or businesses, or, to the Knowledge of the Company, any of the Company's or any of its Subsidiary's current or former directors or officers (in their capacity as such) or any other person whom the Company or any Subsidiary has agreed to indemnify (that would give rise to the obligation of the Company to indemnify such person); and (b) to the Knowledge of the Company, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity ("ORDERS") against the Company, its Subsidiaries, any of their respective properties, assets or businesses, or, to the Knowledge of the Company, any of the Company's or its Subsidiaries' current or former directors (in their capacity as such) or officers or any other person whom the Company or any Subsidiary has agreed to indemnify (that would give rise to the obligation of the Company to indemnify such person), except where such Proceedings or Orders, individually or in the aggregate, would not have a Company Material Adverse Effect.

         SECTION 4.11 [reserved].

         SECTION 4.12 Compliance with Laws; Licenses, Permits and Registrations.

         (a) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is in violation of, or has violated, any applicable provisions of any laws, statutes, ordinances, regulations, judgments, injunctions, orders or consent decrees (including, without limitation, any laws, statutes, ordinances, regulations, judgments, injunctions, orders or consent decrees relating to pollution, protection of human health, safety or the environment (collectively, "ENVIRONMENTAL LAWS")), except for any such violations which, individually or in the aggregate, would not have a Company Material Adverse Effect.

         (b) To the Knowledge of the Company, each of the Company and its Subsidiaries has all permits, licenses, approvals, authorizations of and registrations with and under all federal, state, local and foreign laws (including, without limitation, under any Environmental Law), and from all Governmental Entities required by the Company and its Subsidiaries to carry on their respective businesses as currently conducted, except where the failure to have any such permits, licenses, approvals, authorizations or registrations, individually or in the aggregate, would not have a Company Material Adverse Effect.

         SECTION 4.13 Contracts. Each material lease, license, contract, agreement or other similar obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties may be bound, to the Knowledge of the Company, is valid, binding and enforceable and in full force and effect with respect to the Company or its Subsidiaries and, to the Knowledge of the Company, with respect to the other parties thereto, except where the failure thereof would not have a Company Material Adverse Effect, and there are no existing defaults thereunder with respect to the Company or any of its Subsidiaries or, to the Company's Knowledge, the other parties thereto, except for those defaults that would not have a Company Material Adverse Effect. Other than any agreement among only the Company and one or more of its wholly-owned Subsidiaries, neither the Company nor any of its Subsidiaries is a party to any agreement that materially limits the ability of the Company or any of its Subsidiaries to compete in or conduct any material line of its business or compete with any person or in any geographic area or during any period of time.

         SECTION 4.14 Properties. To the Knowledge of the Company, the Company and its Subsidiaries own fee simple title to or have a valid leasehold interest in each of their real properties (the "COMPANY PROPERTIES"), free and clear of liens, mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title, and the Company Properties are not subject to any rights of way, written agreements, laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest in title (collectively, "PROPERTY RESTRICTIONS"), except for, if any, (i) real estate taxes and special assessments, (ii) inchoate liens imposed for construction work in progress incurred in the ordinary course of business,
(iii) real property liens and other encumbrances of record recorded in the appropriate county or counties where the property is located; or (iv) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations, that do not (a) materially adversely affect the current use of the property, (b) materially detract from the value of or materially interfere with the current use of the property, or (c) materially detract from the value of or materially interfere with the planned use of any land held for development or properties being developed or expanded.

         SECTION 4.15 Required Vote; Board Approval. The affirmative vote of the holders of a majority of the beneficial interest in the shares of Common Stock outstanding and entitled to vote at the Stockholders' Meeting (the "COMPANY STOCKHOLDER APPROVAL") is the only vote of any class or series of capital stock of the Company required by law, rule or regulation or the articles of incorporation or the by-laws of the Company to approve this Agreement and the Merger.

         SECTION 4.16 [reserved].

         SECTION 4.17 Finders' Fees. Except for the Company Financial Advisor, the fees of which will be paid by the Company, in connection with this Agreement, the Merger and the transactions contemplated hereby based upon arrangements made by or on behalf of the Company, no investment banker, broker, finder or other such intermediary has been retained by, or is authorized to act on behalf of, the Company or is entitled to any fee or commission from the Company.

         SECTION 4.18 Opinion of the Company Financial Advisor. The Special Committee and the Company Board have received the Fairness Opinion from the Company Financial Advisor, to the effect that, as of the date of such opinion, the Transaction, including the Merger Consideration, is fair to the Company's stockholders from a financial point of view. A signed copy of the Fairness Opinion has been delivered to Acquirer. The Company hereby represents and warrants that it has been authorized by the Company Financial Advisor to permit the inclusion of the Fairness Opinion and references thereto in the Proxy Statement. Other than the fee payable to the Company Financial Advisor in connection with the Fairness Opinion, the

Closing of the Merger and the reimbursement and indemnification obligations of the Company to the Company Financial Advisor related to the Fairness Opinion, neither the Company nor the Company's directors has any continuing obligation to the Company Financial Advisor with respect to the transactions contemplated hereby.

         SECTION 4.19 [reserved].

                                    ARTICLE V
              REPRESENTATIONS AND WARRANTIES OF CENTEX AND ACQUIRER

         Centex and Acquirer represent and warrant to the Company as follows:

         SECTION 5.1 Corporate Existence and Power. Each of Centex and Acquirer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada and has all full corporate power required to conduct its business as presently conducted. Since the date of its incorporation, Acquirer has not engaged in any activities other than in connection with or as contemplated by this Agreement.

         SECTION 5.2 Corporate Authorization; Approvals. Centex and Acquirer each have the requisite corporate power and authority to execute and deliver this Agreement and consummate the Merger. The execution, delivery and performance by Centex and Acquirer of this Agreement and the consummation by Centex and Acquirer of the Merger have been duly authorized by all necessary corporate action and no other corporate action on the part of Centex or Acquirer is necessary to authorize the consummation of the Merger other than approval by the stockholders of Centex of the termination of the Nominee Agreement, which approval will be sought at the Stockholders' Meeting. This Agreement has been duly and validly executed and delivered by Centex and Acquirer and, assuming that this Agreement constitutes the valid and binding obligation of the Company, this Agreement constitutes a valid and binding agreement of each of Centex and Acquirer, enforceable in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable or fiduciary principles.

         SECTION 5.3 Governmental Authorization. The execution, delivery and performance by Centex and Acquirer of this Agreement and the consummation by Centex and Acquirer of the Merger requires no action by or in respect of, or filing with, any Governmental Entity, other than (a) those set forth in clauses
(a) through (f) of Section 4.3 and (b) such other consents, approvals, actions, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not, individually or in the aggregate, have a Centex Material Adverse Effect (the filings and authorizations referred to in clauses
(a) and (b) being referred to collectively as the "CENTEX REQUIRED GOVERNMENTAL CONSENTS").

         As used herein, the term "CENTEX MATERIAL ADVERSE EFFECT" shall mean any adverse change, effect, event, occurrence or state of facts resulting in a material adverse change in the ability of Centex to consummate the Merger and other transactions contemplated by this Agreement, which has occurred or would reasonably be expected to occur as a result of any such change, effect, event, occurrence or state of facts.

         SECTION 5.4 Non-Contravention. The execution, delivery and performance by Centex and Acquirer of this Agreement and the consummation by Centex and Acquirer of the Merger do not and will not (a) contravene or conflict with the articles of incorporation or by-laws of Centex or the Acquirer, (b) assuming that all of the Centex Required Governmental Consents are obtained, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Centex or Acquirer, (c) constitute a default under or give rise to a right of termination, cancellation or acceleration (with or without due notice or lapse of time or both) of any right or obligation of Centex or Acquirer or to a loss of any benefit or status to which Centex or Acquirer is entitled under any provision of any agreement, contract or other instrument binding upon Centex or Acquirer or any license, franchise, permit or other similar authorization held by Centex or Acquirer or (d) result in the creation or imposition of any Lien on any asset of the Centex or Acquirer other than, in the case of each of (b), (c) and (d), any such items that would not, individually or in the aggregate, have a Centex Material Adverse Effect.

         SECTION 5.5 Information in Securities Filings. All documents required to be filed by Centex or Acquirer with the SEC in connection with the Merger, and any information supplied by Centex or Acquirer for inclusion or incorporation by reference in the Proxy Statement and any Other Filings, or any supplement or amendment to any such filings, will not, at the respective times when such are filed with the SEC and/or are first published, given or mailed to the Company's stockholders, as the case may be, and at the Effective Time, in each case, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. The representations and warranties contained in this Section 5.5 will not apply to statements or omissions included in any such filings based upon information furnished in writing by or on behalf of the Company.

         SECTION 5.6 Finders' Fees. There is no investment banker, broker, finder or other intermediary who is entitled to any fee or commission from Centex or any of its affiliates in connection with the Merger and the transactions contemplated hereby based upon arrangements made by or on behalf of Centex or Acquirer.

                                   ARTICLE VI
                                    COVENANTS

         SECTION 6.1 Conduct of Business of the Company. Except as expressly provided in this Agreement or except with the prior consent of Centex from the date of this Agreement to the Effective Time or the earlier termination of this Agreement, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted or proposed to be conducted and use all reasonable efforts to preserve intact its current business organization, and keep its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. In addition, and without limiting the generality of the foregoing, until the Effective Time or the earlier termination of this Agreement the Company will not, and will not permit any of its Subsidiaries to, without the prior consent of Centex:

         (a) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock or other securities;

         (b) split, combine, recapitalize or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock;

         (c) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

         (d) authorize for issuance, issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock or the capital stock or other securities of any of its Subsidiaries, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights);

         (e) amend its certificate or articles of incorporation, by-laws or other comparable organizational documents;

         (f) adopt resolutions providing for or authorizing a liquidation or a dissolution, except as part of a Transaction Proposal (as defined in Section 6.3 below); or

         (g) authorize any of, or commit or agree to take any of, the foregoing actions.

         SECTION 6.2 Indemnification and Insurance.

         (a) From and after the Effective Time for six (6) years, Centex and the Surviving Corporation shall indemnify each present and former director and officer of the Company, including without limitation members of the Special Committee ("INDEMNIFIED PARTIES"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, penalties or liabilities (collectively, "COSTS") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted by law, and shall, in connection with defending against any action for which indemnification is available hereunder, either advance expenses to, or promptly reimburse such Indemnified Parties from time to time upon receipt of sufficient supporting documentation, for any reasonable costs and expenses reasonably incurred by such Indemnified Parties; provided that such advancement or reimbursement shall be conditioned upon such Indemnified Parties' agreement promptly to return such amounts if (i) a court of competent jurisdiction through a final nonappealable order shall ultimately determine that indemnification of such Indemnified Parties is prohibited by applicable law, and (ii) Centex and the Surviving Corporation have made commercially reasonable good faith efforts to collect such expenses under the officers' and directors' liability insurance required by Section 6.2(c), and such efforts are not successful. The foregoing rights shall be in addition to any rights to which any Indemnified Party may be entitled by reason of the by-laws or articles of incorporation of the Company or any of its Subsidiaries, any contract and/or any applicable law.

         (b) All rights to indemnification and all limitations on liability existing in favor of any Indemnified Parties as provided in the Company's and 3333 Development Corporation's articles of incorporation and bylaws, as in effect as of the date hereof, to the extent relating to acts or omissions occurring prior to the Effective Time, shall continue in full force and effect in accordance with their terms from and after the Effective Time. The articles of incorporation and bylaws of the Surviving Corporation following the Effective Time shall contain the provisions with respect to indemnification and limitations on liability set forth in the Company's articles of incorporation and bylaws on the date hereof, which provisions, to the extent relating to acts or omissions occurring on or prior to the Effective time, shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless, and only to the extent, such modification is required by applicable law.

         (c) For six (6) years after the Effective Time, Centex shall provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each person currently covered by the Company's officers' and directors' liability insurance policy on terms and with respect to coverage and amount not less favorable than those of such policy in effect on the date hereof (whether through existing policies (and extensions thereof) or other policies obtained for Centex generally). For the period after the date that is six (6) years after the Effective Time, Centex shall provide to each person currently covered by the Company's officers' and directors' liability insurance policy not less than the same officers' and directors' liability insurance coverage in respect of acts or omissions occurring prior to the Effective Time as Centex provides with respect to former directors and officers of Centex generally.

         (d) The obligations of Centex and the Surviving Corporation under this
Section 6.2 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section applies without the written consent of such affected Indemnified Party, it is being expressly agreed that this Section 6.2 shall survive the termination of this Agreement. The rights of each Indemnified Party under this Section 6.2 shall be in addition to any rights such Person may have under the Company's or 3333 Development Corporation's articles of incorporation and bylaws, or under the NRS or any other applicable law or under any agreement of any Indemnified Party with the Company or 3333 Development Corporation. All rights to indemnification and all limitations on liability existing in favor of any Indemnified Party as provided in an agreement between any Indemnified Party and the Company or 3333 Development Corporation as in effect as of the date hereof shall continue in full force and effect in accordance with their terms after the Effective Time.

         (e) If the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or the surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its assets or capital stock to any Person, then, and in each such case, proper provision shall be made with respect to the obligations set forth in this Section 6.2 so that such obligations of the Surviving Corporation are performed in accordance with their terms in such event.

         SECTION 6.3 Other Proposals.

         (a) From and after the date of this Agreement until the termination of this Agreement, neither the Company, any of its Subsidiaries, nor any of their respective officers, directors, employees, representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its Subsidiaries or affiliates) (collectively, "RESPONSIBLE PARTIES") will directly or indirectly initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to any Transaction Proposal, or enter into or maintain or continue discussions or negotiate with any individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity ("PERSON") in furtherance of such inquiries or to obtain a Transaction Proposal or agree to or endorse any Transaction Proposal or authorize or permit any Responsible Party to take any such action; provided, however, that nothing contained in this Agreement shall prohibit the Company Board or the Special Committee from, prior to the Stockholders' Meeting, but subject to compliance with the remaining provisions of this Section 6.3: (i) furnishing information (other than any non-public information relating to the terms or structure of the transactions contemplated hereby) to or entering into discussions or negotiations with any Person that makes a bona fide Transaction Proposal which was not directly or indirectly solicited in violation of this Section 6.3 only to the extent that:
(1) the Company Board or Special Committee, after consultation with its financial advisors and after receipt of advice from outside legal counsel, determines in good faith that such action is necessary for the Board to comply with its fiduciary duties to stockholders under applicable law and (2) prior to taking such action the Company provides prompt notice to Acquirer to the effect that it is furnishing such information to or entering into discussions or negotiations with such Person and receives from such Person an executed confidentiality agreement; (ii) failing to make or withdrawing or modifying its recommendation referred to in Section 1.11 if there exists a Transaction Proposal and the Company Board or Special Committee, after consultation with its financial advisors and after receipt of advice from outside legal counsel, determines in good faith that such action is necessary for the Company Board to comply with its fiduciary duties to stockholders under applicable law in connection with such Transaction Proposal; or (iii) making to the Company's stockholders any recommendation and related filing with the SEC as required by Rule 14e-2 and 14d-9 under the Exchange Act, with respect to any Transaction Proposal, or taking any other legally required action with respect to such Transaction Proposal (including, without limitation, the making of public disclosures as may be necessary or reasonably advisable under applicable securities laws) if the Company Board or the Special Committee, after consultation with their financial advisors and receipt of advice from independent outside legal counsel, determines in good faith that such action is necessary for the Company Board to comply with its fiduciary duties to stockholders under applicable law. Consistent with the foregoing provisions of this Section 6.3, the Company shall immediately cease and terminate any currently existing solicitation, initiation, encouragement, activity, discussion or negotiation with any Person conducted heretofore by the Company or any Responsible Parties with respect to the foregoing. The Company agrees not to release any third party from, or waive any provisions of, any standstill agreement to which it is a party or any confidentiality agreement between it and another Person who has made, or who may reasonably be considered likely to make, a Transaction Proposal. In the event of an exercise of the Company's or the Board of Director's rights under clauses (i), (ii) or (iii) above and subject to compliance with this Section 6.3, notwithstanding anything contained in this Agreement to the contrary, such exercise of rights shall not constitute a breach of this Agreement by the Company.

         For purposes of this Agreement "TRANSACTION PROPOSAL" shall mean any of the following (other than the transactions between the Company, Acquirer and Centex contemplated by this Agreement) involving the Company or any of its
Subsidiaries: (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (ii) except in the ordinary course of business, any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or series of related transactions;
(iii) any tender offer or exchange offer for, or the acquisition of (or right to acquire) "beneficial ownership" by any person, "group" or entity (as such terms are defined under Section 13(d) of the Exchange Act), of 20% or more of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing or recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries.

         (b) Prior to the Company Board or Special Committee withdrawing or modifying its approval or recommendation of this Agreement or the Merger, or approving or recommending a Transaction Proposal, or entering into an agreement with respect to a Transaction Proposal, the Company shall provide Acquirer with a written notice (a "NOTICE OF TRANSACTION PROPOSAL") advising Acquirer of the Transaction Proposal, specifying the material terms and conditions of such Transaction Proposal, identifying the person making such Transaction Proposal, and specifying that the Company Board or Special Committee has reasonably determined that such Transaction Proposal, if consummated, would constitute a Superior Transaction; provided, however, that neither the Company nor any Subsidiary shall enter into an agreement with respect to a Superior Transaction until 72 hours after the Notice of Transaction Proposal with respect to a given Transaction Proposal was received by Acquirer.

         For purposes of this Agreement, "SUPERIOR TRANSACTION" means a Transaction Proposal made in writing by a Third Party (a) that provides for (i) a Transaction Proposal that would substitute for the Merger and the CDC Merger, and (ii) (1) the repayment (as a condition to the closing of such transaction) by the Company or its designee of all sums owed by the Company and its subsidiaries (including CDC) to Centex and its subsidiaries (other than CDC), including debt, unpaid distributions and capital, (2) the release of Centex and its subsidiaries (other than CDC) from guarantees and other credit enhancements for the Company and its subsidiaries, and (3) the termination of the Nominee Agreement on terms acceptable to Centex in its sole and absolute discretion, and
(b) the terms and conditions of which (including the amount and value of the consideration to be received) are reasonably determined by the Company Board or the Special Committee to be, when taken in their entirety, more favorable to the Company for the holders of the beneficial interest in the Common Stock than the terms and conditions set forth in this Agreement (or the terms of an offer of Acquirer, if any, made to the Company in response to a Notice of Transaction Proposal).

         For purposes of this Agreement, "THIRD PARTY" means a Person who is not Centex or its subsidiaries.

         SECTION 6.4 Public Announcements. Neither Acquirer nor Centex, on the one hand, nor the Company, on the other hand, will issue any press release or public statement with respect to the Merger, without the other party's prior consent, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with, or rule of, NYSE or LSE and, in any event, to the extent practicable, Centex, Acquirer and the Company will consult with each other before issuing, and provide each other with the opportunity to review and comment upon, any such press release or other public statements with respect to the Merger. The parties agree that the initial press release or releases to be issued with respect to the Merger shall be mutually agreed upon prior to the issuance thereof.

                                  ARTICLE VII
                    CONDITIONS TO CONSUMMATION OF THE MERGER

         SECTION 7.1 Conditions to Each Party's Obligation. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

         (a) A proposal to adopt this Agreement and thereby approve the Merger shall have been approved by the holders of a majority of the beneficial interest in the shares of Common Stock outstanding and entitled to vote thereon at the Stockholders' Meeting.

         (b) A proposal to terminate the Nominee Agreement shall have been approved by the holders of a majority of the shares of Centex Common Stock present in person or by proxy and entitled to vote thereon at a meeting of the Centex stockholders.

         (c) All conditions to the merger (the "CDC MERGER") set forth in the Agreement and Plan of Merger among CDC, Centex and Centex Development Acquisition, L.P. dated of even date herewith shall have been satisfied or waived;

         (d) All actions by or in respect of or filings with any Governmental Entity required to permit the consummation of the Merger shall have been obtained, except those that would not reasonably be expected to have a material adverse effect on any party's ability to consummate the transactions contemplated by this Agreement; and

         (e) No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States prohibiting the consummation of the Merger shall be in effect.

         SECTION 7.2 Conditions to Acquirer's and Centex's Obligation. The obligation of Acquirer and Centex to effect the Merger is subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

         (a) The representations and warranties of the Company contained in this Agreement (i) shall be true and correct in all material respects at and as of the Closing Date, as if made at and as of the Closing Date, in each case except as contemplated or permitted by this Agreement and (ii) with respect to any representations or warranties not qualified by "Company Material Adverse Effect," unless the inaccuracies under such representations and warranties not so qualified, taken together in their entirety, do not in the aggregate result in a Company Material Adverse Effect;

         (b) The Company shall have performed in all material respects the obligations required to be performed by it under the Agreement at or prior to the Closing Date;

         (c) There shall have occurred or taken place no adverse change, effect, event, occurrence or state of facts (i) affecting the financial condition, business, assets, properties, operations or results of operations of the Company or any of its Subsidiaries which is material to the Company and its Subsidiaries, taken as a whole, or (ii) which would prevent or materially impair the Company from consummating the Merger, which has occurred or would reasonably be expected to occur as a result of any such change, effect, event, occurrence or state of facts, excluding in each case (1) changes resulting from the announcement of the transactions described in this Agreement or the identity of Centex or Acquirer or from the performance of this Agreement and compliance with the covenants set forth herein and (2) any actions required under this Agreement to obtain any approval or authorization under applicable antitrust or competition laws for the consummation of the Merger;

         (d) The holders of the Common Stock shall not have any dissenters' rights or rights of appraisal as a result of the Merger and shall be entitled to receive only the Merger Consideration; and

         (e) All actions necessary to render inapplicable any "fair price," "moratorium," "control share," "business combination," "shareholder protection" or similar or other anti-takeover statute or regulation (including, without limitation, Sections 78.378 through 78.3793 and Sections 78.411 through 78.444 of the NRS) to Acquirer's acquisition of beneficial ownership of Common Stock pursuant to the Merger or to the execution, delivery or performance of this Agreement shall have been taken. No other state takeover or similar statute or regulation in any jurisdiction in which the Company or any of its Subsidiaries do business applies or purports to apply to the Merger or this Agreement.

         SECTION 7.3 Conditions to the Company's Obligation. The obligation of the Company to effect the Merger is subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

         (a) The representations and warranties of Centex and Acquirer contained in this Agreement (i) shall be true and correct in all material respects at and as of the Closing Date, as if made at and as of the Closing Date, in each case except as contemplated or permitted by this Agreement and (ii) with respect to any representations or warranties not qualified by "Centex Material Adverse Effect," unless the inaccuracies under such representations and warranties not so qualified, taken together in their entirety, do not in the aggregate result in a Centex Material Adverse Effect;

         (b) Centex and Acquirer shall have each performed in all material respects the obligations required to be performed by it under the Agreement at or prior to the Closing Date;

         (c) Centex shall provide to the directors of the Company indemnification contracts executed by Centex containing indemnification provisions substantially the same as those set forth in Section 6.2(a); and

         (d) The Fairness Opinion shall not have been withdrawn or adversely modified by the Company Financial Advisor.

                                  ARTICLE VIII
                         TERMINATION; AMENDMENT; WAIVER

         SECTION 8.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time notwithstanding approval thereof by the stockholders of the Company, but prior to the Effective Time:

         (a) by mutual written consent of each of Acquirer and the Company; or

         (b) by either Acquirer or the Company,

                  (i) if any court of competent jurisdiction in the United States or other United States or State governmental body shall have issued an order, decree or ruling or taken any other action restraining, or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable; or

                  (ii) if the Merger shall not have occurred by March 31, 2004, unless the failure to consummate the Merger is the result of a material breach or failure to perform in any material respect of any covenant or other agreement contained in this Agreement by the party purporting to terminate this Agreement; or

         (c) by the Company,

                  (i) substantially concurrently with its approval of a Transaction Proposal; provided that the Company has complied with all provisions of this Agreement, including the notice provisions herein, and that it pays the Expenses as provided by and defined in Section
         9.10 hereof; or

                  (ii) in the event of a material breach or failure to perform in any material respect by Centex or Acquirer of any covenant or other agreement contained in this Agreement or in the event of a material breach of any representation or warranty of Centex or Acquirer in each case which cannot be or has not been cured within 15 days after the giving of written notice to Centex or Acquirer, and, with respect to any representations or warranties not qualified by "Centex Material Adverse Effect," unless the inaccuracies under such representations and warranties not so qualified, taken as a whole in their entirety, do not in the aggregate result in a Centex Material Adverse Effect; or

         (d) by Acquirer,

                  (i) if the Company (1) enters into a definitive agreement or agreement in principle with any Person with respect to a Transaction Proposal or (2) withdraws or adversely modifies its approval of or recommendation of the Merger following the public announcement of a Transaction Proposal; or

                  (ii) in the event of a material breach or failure to perform in any material respect by the Company of any covenant or other agreement contained in this Agreement or in the event of a material breach of any representation or warranty of the Company in each case which cannot be or has not been cured within 15 days after the giving of written notice to the Company, and, with respect to any representations or warranties not qualified by "Company Material Adverse Effect," unless the inaccuracies under such representations and warranties not so qualified, taken as a whole in their entirety, do not in the aggregate result in a Company Material Adverse Effect.

         SECTION 8.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 8.1, this Agreement shall be void and have no effect

(except pursuant to Section 6.3, which shall survive such termination), with no liability on the part of any party hereto or its affiliates, directors, officers or stockholders.

         SECTION 8.3 Amendment. Any provision of this Agreement may be amended or waived prior to the Effective Time (whether before or after approval of matters presented in connection with the Merger by the stockholders of the Company) if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Centex and Acquirer or, in the case of a waiver, by the party against whom such waiver is to be effective; provided that after the adoption of this Agreement by the stockholders of the Company, no amendment shall become effective without a vote of the stockholders approving such amendment if such stockholder vote is required by applicable law in order to effect the proposed amendment.

         SECTION 8.4 Extension; Waiver. At any time prior to the Effective Time, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein, except as otherwise provided by law and except that the provisions of Section 6.2 hereof shall not be waived. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing on behalf of such party, and if such extension or waiver has been approved by a majority of the members of the Special Committee.

                                   ARTICLE IX
                                  MISCELLANEOUS

         SECTION 9.1 Nonsurvival of Representations, Warranties and Agreements.

         (a) None of the representations, warranties and agreements made herein shall survive beyond the Effective Time, except for the agreements set forth in Sections 3.2 and 6.2, and all such representations, warranties and agreements will be extinguished upon consummation of the Merger and none of the Company, Centex and Acquirer, nor any officer, director or employee or stockholder thereof shall be under any liability whatsoever with respect to any such representation, warranty or agreement after such time.

         (b) Each of the parties is a sophisticated person or legal entity that was advised by knowledgeable counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement. Accordingly, each of the parties hereby acknowledges that (i) no party has relied or will rely upon any document or written or oral information previously furnished to or discovered by it or its representatives, other than this Agreement and (ii) there are no representations or warranties by or on behalf of any party hereto or any of its respective affiliates or representatives other than those expressly set forth herein, which representations and warranties shall not survive the Effective Time.

         SECTION 9.2 Entire Agreement; Assignment. This Agreement and the agreements specifically contemplated hereby or referenced herein (a) constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise; provided that Acquirer may assign its rights and obligations to any wholly owned, direct or indirect subsidiary of Centex, but no such assignment shall relieve Acquirer of its obligations hereunder if such assignee does not perform such obligations. Except as expressly provided in this Agreement, nothing contained in this Agreement, express or implied, is intended to amend, modify, revise, supplement, terminate, supersede, cancel, or waive any provision of, any contract or agreement between or among any of the parties to this Agreement, including, without limitation, the Nominee Agreement (as amended by the contemplated amendment thereto).

         SECTION 9.3 Validity. The validity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

         SECTION 9.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by cable, telegram or telex, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or at such other addresses as shall be specified by the parties by like notice.

         If to Centex or Acquirer:

                  c/o Centex Corporation
                  2728 North Harwood
                  Dallas, Texas 75201
                  Fax No.: (214) 981-6859
                  Attention: Chief Executive Officer

         with a copy to (such copy not to constitute notice):

                  Thompson & Knight LLP
                  1700 Pacific Ave., Suite 3300
                  Dallas, Texas 75201
                  Fax No.: (214) 969-1751
                  Attention: James R. Peacock III

         If to the Company:

                  3333 Holding Corporation
                  2728 North Harwood
                  Dallas, Texas 75201
                  Fax No.: (214) 981-6559
                  Attention: President

         with a copy to:

                  The Special Committee of the Board of Directors
                  c/o Roger West
                  3333 Holding Corporation
                  2728 North Harwood

                  Dallas, Texas 75201
                  Fax No.: (214) 981-6559

         with a copy to (such copy not to constitute notice):

                  Akin Gump Strauss Hauer & Feld LLP
                  1700 Pacific Avenue, Suite 4100
                  Dallas, Texas  75201
                  Fax No.: (214) 969-4343
                  Attention:  Terry M. Schpok, P.C.

         SECTION 9.5 Defined Terms. The following terms have the meanings assigned to them in the provisions of this Agreement referred to in the table below:

               Term                                     Section
               ----                                     -------
Acquirer                                             Preamble
Agreement                                            Preamble
Articles of Merger                                   Section 1.3
CDC                                                  Section 1.8(b)
CDC Merger                                           Section 7.1(c)
Centex                                               Preamble
Centex Common Stock                                  Recitals
Centex Material Adverse Effect                       Section 5.3
Centex Required Governmental Consents                Section 5.3
Centex Warrants                                      Section 1.9
Closing                                              Section 1.2
Closing Date                                         Section 1.2
Common Stock                                         Recitals
Company                                              Preamble
Company Board                                        Section 1.11
Company Financial Advisor                            Recitals
Company Material Adverse Effect                      Section 4.1
Company Properties                                   Section 4.14(a)
Company Required Governmental Consents               Section 4.3
Company Stockholder Approval                         Section 4.15
Constituent Corporations                             Section 1.1
Costs                                                Section 6.2
Effective Time                                       Section 1.3
Environmental Laws                                   Section 4.12(a)
Exchange Act                                         Section 2.1(a)
Expenses                                             Section 9.10(a)
Fairness Opinion                                     Recitals
GAAP                                                 Section 4.7
Governmental Entity                                  Section 4.3
Indemnified Parties                                  Section 6.2
Knowledge                                            Section 1.6

Lien                                                 Section 4.4
LSE                                                  Section 4.3
Merger                                               Recitals
Merger Consideration                                 Section 1.8(d)
Nominee                                              Recitals
Nominee Agreement                                    Section 1.8(b)
Notice of Transaction Proposal                       Section 6.3(b)
NRS                                                  Recitals
NYSE                                                 Section 4.3
Orders                                               Section 4.10
Other Filings                                        Section 2.1(a)
Past SEC Documents                                   Section 4.7
Paying Agent                                         Section 3.2(a)
Person                                               Section 6.3(a)
Proceedings                                          Section 4.10
Property Restrictions                                Section 4.14(a)
Proxy Statement                                      Section 2.1(a)
Responsible Parties                                  Section 6.3(a)
SEC                                                  Section 2.1(a)
Secretary                                            Section 1.3
Securities Act                                       Section 4.3
Special Committee                                    Recitals
Stockholders' Meeting                                Section 2.2
Subsidiary                                           Section 1.6
Superior Transaction                                 Section 6.3(b)
Surviving Corporation                                Section 1.1
Third Party                                          Section 6.3(b)
Transaction                                          Schedule 1
Transaction Proposal                                 Section 6.3(a)

         SECTION 9.6 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

         SECTION 9.7 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         SECTION 9.8 Parties in Interest. This Agreement shall be binding upon, and inure solely to the benefit of, each party hereto, and nothing contained in this Agreement, express or implied, is intended to create any duties or obligations to any Person (other than a party hereto) not in existence on the date hereof, or to confer upon any other Person (other than a party hereto) any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, except as expressly provided in Sections 3.2 and 6.2 (which are intended to be for the benefit of the persons referred to therein and may be enforced by such persons). The Indemnified Parties, which include the Company's officers and directors, are intended to be third party beneficiaries of the provisions of Section 6.2 relating to Indemnification and Insurance.

         SECTION 9.9 Counterparts. This Agreement may be executed by facsimile in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

         SECTION 9.10 Expenses.

         (a) If any person (other than Acquirer or any of its affiliates) shall have made, proposed, communicated or disclosed a Transaction Proposal in a manner which is or otherwise becomes public and this Agreement is terminated pursuant to Section 8.1(c)(i), then the Company shall, simultaneously with such termination of this Agreement, pay Purchaser in same day funds all reasonable documented out-of-pocket costs, fees and expenses of Centex and Acquirer incurred on or after April 1, 2003, related to the Merger, this Agreement, and the transactions contemplated hereby and thereby (including, without limitation, printing fees, filing fees and reasonable fees and expenses of legal and financial advisors) (collectively the "EXPENSES"). Further, if this Agreement is terminated pursuant to Section 8.1(d)(i) or (ii), then the Company shall, simultaneously with such termination of this Agreement, pay Acquirer in same day funds the Expenses. Notwithstanding the foregoing, in no event shall the Expenses paid pursuant to this Section 9.10 exceed $50,000.

         (b) The Company agrees that the agreements contained in Section 9.10(a) above are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty. If the Company fails to promptly pay to Acquirer any of the amounts due under Section 9.10(a), the Company shall pay the reasonable costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment thereof, together with interest on the amount of any unpaid Expenses at the annual rate of four percent above the publicly announced prime rate of Bank of America, N.A. (or, if lower, the maximum rate permitted by law) from the date such Expenses were required to be paid by the Company to the date of payment.

         (c) Except as provided otherwise in paragraphs (a) and (b) above, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that the Acquirer shall pay all costs and expenses (i) in connection with printing and mailing the Proxy Statement and soliciting proxies,
(ii) in connection with printing and mailing any Other Filings and (iii) of obtaining any consents of any third party.

         SECTION 9.11 Specific Performance. The parties hereto agree that if for any reason any party hereto shall have failed to perform its obligations under this Agreement, then any other party hereto seeking to enforce this Agreement against such non-performing party shall be entitled to specific performance and injunctive and other equitable relief, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. This provision is without prejudice to any other rights that any party hereto may have against any other party hereto for any failure to perform its obligations under this Agreement.

                      [signatures appear on following page]

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.

                            3333 HOLDING CORPORATION

                            By: /s/ Stephen M. Weinberg
                                -----------------------------------------------
                                Name: Stephen M. Weinberg
                                Title: President and Chief Executive Officer

                            CENTEX CORPORATION

                            By: /s/ Raymond G. Smerge
                                -----------------------------------------------
                                Name: Raymond G. Smerge
                                Title: Executive Vice President, Chief Legal
                                         Officer and Secretary

                            3333 ACQUISITION CORP.

                            By: /s/ Raymond G. Smerge
                                -----------------------------------------------
                                Name: Raymond G. Smerge
                                Title: Executive Vice President and Secretary

                                   SCHEDULE 1

As used in this Agreement, the term "TRANSACTION" shall mean a series of transactions that will result in the elimination of the arrangement by which the beneficial interests in the Common Stock and in the warrants to purchase Class B Units of limited partnership interest in CDC trade in tandem with the common stock of Centex, including:

         (a)      the Merger;

         (b) the CDC Merger, which is a merger of Centex Development Acquisition, L.P., a new indirect partnership subsidiary of Centex, with and into CDC with CDC being the surviving entity and indirectly owned by Centex. Pursuant to the CDC Merger, the warrants to purchase Class B Units of limited partnership interest in CDC will be cancelled, with the payment to the holders of the beneficial interest in the warrants (other than warrants held by Centex) of an amount that is equal to $.01 per share of Centex common stock; and

         (c) the amendment and termination of the Nominee Agreement between Centex, Holding, CDC and Mellon Investor Services LLC, as successor nominee and transfer agent.

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